Exhibit 99.4
Part II

Item 7A.    Quantitative and Qualitative Disclosures about Market Risk.

Our primary areas of market risk include changes in (a) interest rates, (b) commodity prices and (c) foreign currency exchange rates.

Interest Rate Risk

We manage interest rate risk in our capital structure by issuing variable- and fixed-rate debt and by utilizing our Credit Facility, which is affected by variable interest rates. Our outstanding long-term indebtedness (excluding unamortized debt discount and issuance costs and our capital lease) was $2,165.5 and $1,845.1 at December 31, 2017 and 2016. The amount outstanding at December 31, 2017, consisted of $1,689.5 of fixed-rate debt and $26.0 of variable-rate IRBs. There were $450.0 of borrowings from our Credit Facility outstanding at December 31, 2017. An increase in prevailing interest rates would increase interest expense and interest paid for the variable-rate debt, including any outstanding borrowings from the Credit Facility. For example, a 100 basis point increase in interest rates would increase annual interest expense by approximately $4.8 on our outstanding debt at December 31, 2017.

Commodity Price Risk

Commodity prices for certain carbon, stainless and electrical steels and raw material and energy inputs represent a source of market risk. Prices for certain raw materials and energy have been volatile over the last several years, with chrome, iron ore, natural gas, zinc, and scrap being especially volatile. We attempt to mitigate commodity price risk by aligning fixed and variable components in the following commitments:

•	customer pricing contracts

•	supplier purchasing agreements

•	derivative financial instruments

Some customer contracts have fixed-pricing terms, which increase our exposure to fluctuations in raw material and energy costs. To reduce our exposure, we enter annual, fixed-price agreements for certain raw materials. Some of our existing multi-year supply agreements have required minimum purchase quantities. Under adverse economic conditions, those minimums may exceed our needs. Absent exceptions for force majeure and other circumstances affecting the legal enforceability of the agreements, these minimum purchase requirements may compel us to purchase quantities of raw materials that could significantly exceed our anticipated needs or pay damages to the supplier for shortfalls. In these circumstances, we would attempt to negotiate agreements for new purchase quantities. There is a risk, however, that we would not be successful in reducing purchase quantities, either through negotiation or litigation. If that occurred, we would likely be required to purchase more of a particular raw material in a particular year than we need, negatively affecting our results of operations and cash flows.

In many cases, our customer contracts do not include variable-pricing mechanisms that adjust selling prices in response to changes in the costs of certain raw materials and energy, though some of our customer contracts include such mechanisms. We may enter multi-year purchase agreements for certain raw materials with similar variable-price mechanisms, allowing us to achieve natural hedges between the customer pricing contracts and supplier purchasing agreements. Therefore, in some cases price fluctuations for energy (particularly natural gas and electricity), raw materials (such as scrap, chrome, zinc and nickel) or other commodities may be, in part, passed on to customers rather than absorbed solely by us. There is a risk, however, that the variable-price mechanisms in the sales contracts may not necessarily change in tandem with the variable-price mechanisms in our purchase agreements, negatively affecting our results of operations and cash flows.

If we are unable to align fixed and variable components between customer pricing contracts and supplier purchasing agreements, we use cash-settled commodity price swaps and options to hedge the market risk associated with the purchase of certain of our raw materials and energy requirements. We routinely use these derivative instruments to hedge a portion of our natural gas, iron ore, zinc and electricity requirements. Our hedging strategy is designed to protect us from excessive pricing volatility. However, since we do not typically hedge 100% of our exposure, abnormal price increases in any of these commodity markets might still negatively affect operating costs.

For derivatives designated in cash flow hedging relationships, we record the effective portion of the gains and losses from the use of these instruments in accumulated other comprehensive income (loss) on the consolidated balance sheets and subsequently recognize the accumulated gains and losses into cost of goods sold in the same period when the associated underlying transactions occur. At December 31, 2017, accumulated other comprehensive income (loss) included $12.7 in unrealized pre-tax gains for these derivative instruments. All other commodity price swaps and options are marked-to-market and recognized into cost of products sold with the offset recognized as an asset or accrued liability. See Note 17 of the consolidated financial statements for further information on our outstanding derivatives.

The following table presents the negative effect on pre-tax income of a hypothetical change in the fair value of derivative instruments outstanding at December 31, 2017, due to an assumed 10% and 25% decrease in the market price of each of the indicated commodities:

	Negative Effect on Pre-tax Income
Commodity Derivative	10% Decrease	25% Decrease
Natural gas	$10.7	$26.9
Nickel	0.3	0.7
Zinc	6.9	15.9
Electricity	5.3	13.2
Iron ore	14.7	32.3

Because we structure and use these instruments as hedges, the benefit of lower prices paid for the physical commodity used in the normal production cycle or higher prices received on the sale of product would offset these hypothetical losses. We do not enter into swap or option contracts for trading purposes.

Foreign Currency Exchange Rate Risk

Exchange rate fluctuations affect our revenues that are denominated in euros and our operating costs that are denominated in Canadian dollars, and we use forward currency contracts to reduce our exposure to certain of these currency price fluctuations. At December 31, 2017 and 2016, we had outstanding forward currency contracts with a total contract value of $31.2 and $5.3 for the sale of euros. Based on the contracts outstanding at December 31, 2017, a 10% change in the dollar-to-euro exchange rate would result in a pre-tax impact of $3.1 on the value of these contracts on a mark-to-market basis, which would offset the effect of a change in the exchange rate on the underlying receivable. At December 31, 2017, we had outstanding forward currency contracts with a total contract value of $117.8 for the purchase of Canadian dollars. Based on the contracts outstanding at December 31, 2017, a 10% change in the U.S. dollar-to-Canadian dollar exchange rate would result in a pre-tax impact of $11.8 on the value of these contracts on a mark-to-market basis, which would offset the effect of a change in the exchange rate on the underlying operating costs. See Note 17 of the consolidated financial statements for further information on our outstanding forward contracts.